Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Get Charged Inc, Inc. of our report dated July 27, 2020 (except for note 9 as to which the date is May 11, 2021), relating to the audited balance sheet of Get Charged Inc., as of December 31, 2019 and the related statements of operations, changes in stockholders’ deficit and cash flows, and the related notes for the year then ended and our report dated January 11, 2021 relating to the audit of the balance sheet of Get Charged Inc. as of December 31, 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows, and the related notes for the year then ended.

/s/ K.K. Mehta CPA Associates PLLC
Bishok  Dhungana (Brian), CPA, MSA
Partner
August 25, 2021